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                                                                     EXHIBIT 11

                         CHATTEM, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                 FOR THE THREE MONTHS ENDED    FOR THE SIX MONTHS ENDED
                                                           MAY 31,                      MAY 31,
                                                 --------------------------    ------------------------
                                                    1998           1997           1998          1997
                                                 ----------     -----------    ----------     ---------
NET INCOME:
  Income before extraordinary loss............      $10,069          $3,057       $10,678        $3,193
  Extraordinary loss..........................       (1,901)         -             (1,901)        -
                                                 ----------     -----------    ----------     ---------

    Net income................................      $ 8,168          $3,057       $ 8,777        $3,193
                                                 ----------     -----------    ----------     ---------

COMMON SHARES:
  Weighted average number outstanding.........        9,370           8,613         9,149         8,608
  Number issued upon assumed exercise
    of outstanding stock options and stock
    warrants..................................          459             239           399           222
                                                 ----------     -----------    ----------     ---------
  Weighted average number of common
    and common equivalent shares
    outstanding...............................        9,829           8,852         9,548         8,830
                                                 ----------     -----------    ----------     ---------

NET INCOME PER COMMON SHARE:
  Basic:
    Income before extraordinary loss..........      $  1.07          $ 0.35       $  1.17        $ 0.37
    Extraordinary loss........................         (.20)          -              (.21)         -
                                                 ----------     -----------    ----------     ---------
      Total basic.............................      $  0.87          $ 0.35       $  0.96        $ 0.37
                                                 ----------     -----------    ----------     ---------
                                                 ----------     -----------    ----------     ---------
  Diluted:
    Income before extraordinary loss..........      $  1.02          $ 0.35       $  1.12        $ 0.36
    Extraordinary loss........................         (.19)          -              (.20)         -
                                                 ----------     -----------    ----------     ---------
      Total diluted...........................      $  0.83          $ 0.35       $  0.92        $ 0.36
                                                 ----------     -----------    ----------     ---------
                                                 ----------     -----------    ----------     ---------
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